EXHIBIT 10(iii)(k)


                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

                  Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650, its affiliates, subsidiaries, divisions, successors and assigns, and the current and former employees, officers, directors, and agents thereof (referenced herein as "Texaco" except as otherwise specified), and Mr. Peter I. Bijur (referenced herein as "Mr. Bijur") state that:

                   WHEREAS, Mr. Bijur held the position of Chairman of the Board and Chief Executive Officer of Texaco Inc.; and

                   WHEREAS, Mr. Bijur submitted a letter resigning his positions with Texaco on February 3, 2001; and

                   WHEREAS, the Texaco Board of Directors accepted Mr. Bijur's resignation on February 4, 2001; and

                   WHEREAS, Mr. Bijur and Texaco each desire to reach accord on a final separation package for Mr. Bijur,

                   IT IS NOW THEREFORE AGREED TO BY AND BETWEEN Mr. Bijur and Texaco, that:

                   1. Consideration. In consideration for Mr. Bijur's signing this Separation Agreement and General Release (referenced herein as "Agreement"), his compliance with the promises made herein, and in settlement of all claims Mr. Bijur had, has or may have against Texaco, including but not limited to those arising from Mr. Bijur's resignation, Texaco agrees:

                         a. to  consider  Mr.  Bijur as a retiree of Texaco Inc.
for the purposes of any applicable benefit plans (including the Retirement Plan, the Supplemental Pension Plan (Supplement 1), the Supplemental Bonus Retirement Plan (Supplement 3), the Stock Incentive Plan, the Employees Thrift Plan, the Incentive Compensation Plan, the Comprehensive Medical Plan, the Dental Assistance Plan, the Term Life Insurance Plan and the Director and Employee Deferral Plan), and for the purposes of determining the disposition of grants of stock, restricted stock, stock options and units made prior to the date of this Agreement pursuant and subject to the provisions and restrictions provided for in the applicable Texaco Inc. Stock Incentive Plan document and in Mr. Bijur's Texaco Inc. Stock Incentive Agreements and Incentive Compensation Agreements. The Compensation Committee of the Board of Directors of Texaco Inc. (referenced herein as "Compensation Committee") agrees neither to vest, impose conditions, nor forfeit any options and/or restricted stock or units under the

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discretion  granted to it by the Stock  Incentive  Plan and/or Mr. Bijur's Stock
Incentive Agreements;

                         b. to pay Mr.  Bijur  the  sum of  nine  hundred  sixty
thousand dollars and no cents ($960,000.00), minus all applicable taxes and withholdings. This nine hundred sixty thousand dollars and no cents
($960,000.00), minus all applicable taxes and withholdings, shall be paid in installments as follows: three hundred sixty thousand dollars and no cents ($360,000.00), minus all applicable taxes and withholdings, will be paid on the 30th day of the calendar month after Mr. Gregory I. Rasin receives a letter from Mr. Bijur in the form attached to this Agreement as Exhibit A, dated and signed by Mr. Bijur eight (8) days or more after he dates and signs this Agreement, and thereafter six installments of one hundred thousand dollars and no cents ($100,000.00), minus all applicable taxes and withholdings, shall be made on the 30th day of each successive calendar month (or the next business day where the 30th is a Saturday or Sunday) thereafter until six such payments are made;

                         c. to pay Mr. Bijur seven million  dollars and no cents
($7,000,000.00), minus all applicable taxes and withholdings, on December 29, 2001. This payment will be made in accordance with the deferral arrangements provided by Mr. Bijur pursuant to the provisions of Texaco Inc.'s Director and Employee Deferral Plan. Mr. Bijur shall make his deferral election under the terms of the Texaco Inc. Director and Employee Deferral Plan by May 31, 2001;

                         d. if it is finally  determined that the payment(s) set
forth in subparagraph(s) b. and/or c. of this Paragraph 1 or under any other agreement, plan, program or policy sponsored by Texaco are subject to an excise tax pursuant to Internal Revenue Code Section 4999, to pay Mr. Bijur that amount which is necessary to reimburse him on an after-tax basis (including income, FICA and excise taxes) for any excise tax that is so imposed, provided however, that (i) immediately upon being notified by any taxing authority there is a question whether such an excise tax is due, Mr. Bijur will notify the General Counsel of Texaco or any successor corporation, in writing, by certified mail return receipt requested, that such an issue has been raised; (ii) Mr. Bijur fully cooperates with Texaco or any successor corporation, should such corporation decide to challenge the imposition of such an excise tax before any taxing authority or a court; and (iii) no payment shall be made under this subparagraph d, and this subparagraph d. shall not apply, in respect of the accelerated vesting of nonqualified stock options or restricted stock issued by Texaco if such payment or such application is the sole reason precluding the use by Texaco of the pooling of interests method of accounting and this subparagraph
d. cannot be modified or delayed to allow payment hereunder without precluding the use of the pooling of interests method of accounting, as determined by Texaco's independent auditors. Texaco will make best efforts to alter, modify or delay the payment so the gross up can be made. If such a payment is to be made, it shall be calculated based upon the assumption that Mr. Bijur pays state and local income taxes at the highest marginal rate of taxation imposed by

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the state and  locality in which Mr.  Bijur  resides or New York (or both,  with application of appropriate credits) in the calendar year in which payment is to be made and pays FICA taxes on wages earned. It also shall be assumed that Mr. Bijur's income tax rate will be computed based upon the maximum effective marginal federal, state, and local income tax rates (including FICA taxes) on earned income; with such maximum effective federal rate to be computed with regard to IRC section 68, and applying any available deduction of state and local income taxes for federal income tax purposes. All such calculations shall be made by the public accounting firm or party specified by Texaco Inc. If Texaco or any successor corporation elects to challenge the imposition of such excise tax, the cost of doing so shall be borne by the corporation;

                         e. to pay Mr.  Bijur  fifteen  thousand  dollars and no
cents ($15,000.00), minus all applicable taxes and withholdings, in lieu of outplacement, such payment to be made at the same time as the first payment provided for in subparagraph b. of this Paragraph 1 is to be made;

                         f. to  provide  Mr.  Bijur  the cost of an  office  and
secretary for the earlier of seven (7) years from February 4, 2001, or until Mr. Bijur obtains employment, such cost not to exceed the total amount of one hundred seventy-five thousand dollars and no cents ($175,000.00) per year;

                         g. to provide Mr.  Bijur with the  financial/accounting
services (pursuant to the Tax Assistance Plan) ordinarily made available to Texaco executives for the calendar years 2001, 2002, 2003 and 2004;

                         h.  to  pay  Mr.   Bijur's   actual   legal   fees  and
disbursements  up to a maximum of  seventy-five  thousand  dollars  and no cents
($75,000.00), incurred in connection with his representation by Cadwalader, Wickersham & Taft ("Cadwalader") with regard to his consideration, negotiation and execution (without revocation of this Agreement or any part thereof) of this Agreement. Said legal fees shall be paid to Cadwalader within thirty (30) days of receipt by Gregory I. Rasin, Esq. of an invoice from Cadwalader detailing their actual fees for services rendered to Mr. Bijur with regard to his consideration, negotiation and execution of this Agreement, provided however, that no such payment shall be owed or paid until a letter in form attached hereto as Exhibit A, dated and signed by Mr. Bijur eight (8) or more days after he dates and signs this Agreement is received by Mr. Gregory I. Rasin; Jackson, Lewis, Schnitzler & Krupman, 101 Park Avenue, New York, New York 10178-3898; and

Provided further, in the case of the consideration payable under subparagraphs b., c., d. and h. of this Paragraph 1, that Mr. Bijur does not exercise his right to revoke his waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, as is described in Paragraph 4 of this Agreement and a letter in the form attached hereto as Exhibit A, dated and signed by Mr. Bijur eight (8) or more days after


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he dates and signs this Agreement, is received by Mr. Gregory I. Rasin, Jackson,
Lewis, Schnitzler & Krupman, 101 Park Ave, New York, New York, 10178-3898.

                   2. No Obligations Absent Execution of this Agreement. Mr. Bijur acknowledges and agrees that the payments provided in this Agreement are not otherwise due or owing to him under any Texaco employment agreement (oral or written), or Texaco policy or practice, that the payments would not be made or owing absent his execution of this Agreement and the fulfillment of the promises contained herein, and that the payments to be provided are not intended to, and shall not constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. Mr. Bijur further acknowledges that except for the specific financial and other consideration set forth in this Agreement, he is not and shall not in the future be entitled to any other compensation including, without limitation, other wages, commissions, bonuses, stock option grants, restricted stock awards, holiday pay, change of control benefits, or any other form of compensation or benefit, and that no financial or other consideration set forth in this Agreement shall be applied for any purpose under any compensation or benefit plan of Texaco.

                  3.     General Release of Claims.

                         a.  Mr.  Bijur,  on  behalf  of  himself,   his  heirs,
executors, administrators, successors, and assigns, knowingly and voluntarily releases and forever discharges Texaco and Chevron Corporation ("Chevron"), their respective affiliates, subsidiaries, and/or divisions, and their current or former employees, officers, directors and/or agents, of and from any and all claims, demands and/or causes of action, known and unknown, which Mr. Bijur had, has or may have against Texaco and/or Chevron as of the date of execution of this Agreement, including, but not limited to, any alleged violation of and/or any claim pursuant to:

     o    The National Labor Relations Act, as amended;

     o    Title VII of the Civil Rights Act of 1964, as amended;

     o Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

     o    The Employee Retirement Income Security Act of 1974, as amended;

     o    The Immigration Reform Control Act, as amended;

     o    The Americans with Disabilities Act of 1990, as amended;

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     o    The Age Discrimination in Employment Act of 1967, as amended;

     o    The Fair Labor Standards Act, as amended;

     o    The Occupational Safety and Health Act, as amended;

     o    The Family and Medical Leave Act of 1993;

     o    The New York Equal Pay Law, as amended;

     o    The New York Human Rights Law, as amended;

     o    The New York Civil Rights Act, as amended;

     o    The New York Occupational Safety and Health Laws, as amended;

     o    The New York State Wage and Hour Laws, as amended;

     o    The New York Whistleblower Law, as amended;

     o any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

     o any contract, agreement and/or plan, including, but not limited to any rights Mr. Bijur had, has or may have pursuant to or by reason of:

          i. the Agreement and Plan of Merger dated as of October 15, 2000 among Texaco Inc., Chevron Corporation and Keepep Inc. (referenced herein as the "Merger Agreement");

          ii. the December 17, 1998 Severance Agreement between Texaco Inc. and Peter I. Bijur;

          iii. the Texaco Inc. 1997 Stock Incentive Plan;

          iv. any and all compensation  agreements between Texaco Inc. and Peter
              I. Bijur;

          v. any and all qualified and unqualified Texaco Inc. benefit plans under which Mr. Bijur enjoys participation, except to


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              the extent Mr. Bijur has vested  rights and/or entitlements as a retiree of Texaco;

     o    any public policy, tort, or common law; and

     o any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters (except for payment of the attorneys' fees provided for in this Agreement).

                         b. Nothing contained in this release shall constitute a
waiver by Mr. Bijur of any rights to enforce the terms of this Agreement or rights to defense or indemnity he may have under state law or the articles of incorporation or by-laws of Texaco Inc. or the Merger Agreement.

                         c. Texaco Inc. on behalf of itself and its subsidiaries
and divisions, knowingly and voluntarily releases and forever discharges Mr. Bijur of and from any and all claims, demands and/or causes of action, known and unknown, which Texaco Inc. had, has or may have against Mr. Bijur as of the date of execution of this Agreement.

                   4. Mr. Bijur's Older Workers Benefit Protection Act Rights. Mr. Bijur fully understands that in Paragraph 3 of this Agreement, Mr. Bijur waives any claims he has or may have under the Age Discrimination In Employment Act of 1967, as amended (referenced herein as "ADEA"). In accordance with Mr. Bijur's rights under the Older Workers Benefit Protection Act, Texaco is hereby notifying Mr. Bijur that (1) he has at least twenty-one (21) days from his receipt of this Agreement to consider the waiver of his rights under the ADEA;
(2) he should consult with an attorney of his choosing prior to waiving his ADEA rights by executing this Agreement; and (3) he has seven (7) days after he executes this Agreement to revoke his waiver of his rights under the ADEA. Any revocation of Mr. Bijur's waiver of his rights under the ADEA must be submitted in writing to Joseph P. Moan, Senior Counsel, or his successor as designated by Texaco or a representative of any corporate successor, at 2000 Westchester Avenue, White Plains, New York 10650. Any such revocation of Mr. Bijur's waiver of his rights under the ADEA must state, "I hereby revoke my waiver of my rights under the Age Discrimination in Employment Act of 1967, as amended, that I waived in the Separation Agreement and General Release between Texaco and me."

                   5. Representations by Mr. Bijur. Mr. Bijur hereby represents, with the knowledge and intent that Texaco will rely upon such representations in entering into this Agreement, that:

                         a. Claims. Mr. Bijur has no claim, charge, complaint or
action against Texaco pending in any forum or form. In the event that any such claim, charge, complaint or action has been filed, Mr. Bijur shall not be entitled to recover any monies or other relief therefrom; and

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                         b. Company Property.  Mr. Bijur acknowledges and agrees
that he is not, nor will he become, entitled to the use of any company property after his resignation, including but not limited to, any documents, equipment, services, materials, aircraft, apartments or housing, without the express permission of the Chief Executive Officer of Texaco, provided however, Mr. Bijur shall be permitted to retain the computer and all related hardware and software currently kept at Mr. Bijur's residence.

                   6. Representations by Texaco. Texaco represents that it has no claims, charge, complaint or action against Mr. Bijur pending in any forum or form. In the event that any such claim, charge, complaint or action has been filed, Texaco shall not be entitled to recover any monies or other relief therefrom.

                   7. Cooperation. Mr. Bijur agrees to cooperate with Texaco in defending any action or proceeding including, but not limited to, any administrative agency claims, charges or complaints and/or any lawsuit against Texaco. Mr. Bijur also agrees to cooperate with Texaco as reasonably requested to assist obtaining approvals and closing the pending merger between Chevron and Texaco. Mr. Bijur further agrees to be available on reasonable notice to consult on merger-related matters with Texaco. Texaco will reimburse Mr. Bijur for his reasonable out-of-pocket expenses related to his compliance with this Paragraph 7.

                   8. No Use of Information. Mr. Bijur shall not use, publish, or provide information for, or in any way cooperate with any other person in using or publishing any confidential information learned by Mr. Bijur while he was employed by Texaco. Mr. Bijur shall keep any such information confidential, and shall promptly return any confidential materials obtained in the course of his employment. The prohibitions of this paragraph apply to both written and oral publications.

                   9. Confidentiality. Mr. Bijur agrees not to disclose any information regarding the existence or substance of this Agreement, except to an attorney and financial advisor with whom Mr. Bijur chooses to consult regarding his consideration of this Agreement and to his spouse, as long as each such person agrees to keep the existence and/or substance of this Agreement confidential. Texaco agrees not to disclose any information regarding the existence or substance of this Agreement except to the extent Texaco deems it necessary for business purposes.

                   10. No Disparagement. Mr. Bijur agrees not to make any statement nor to engage in any conduct that is professionally or personally disparaging about, or adverse to, the interests of Texaco, Chevron or their respective officers, directors, managers or supervisors, including, but not limited to, any statements that disparage any such person or any product, service, finances, financial condition, capability or any other aspect of the business or reputation of Texaco or Chevron. Truthful testimony by

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Mr. Bijur in connection  with any  litigation  shall in no event be considered a violation of this Paragraph 10. Notwithstanding the foregoing, if any senior executive officer, director or former director of Texaco or Chevron makes any statement or engages in any conduct that is professionally or personally disparaging about Mr. Bijur, then Mr. Bijur shall be released from his obligations under this Paragraph 10 to the extent necessary to respond to such statement or conduct.

                   11. Court Order Or Subpoena. The prohibitions imposed on Mr. Bijur by Paragraphs 8, 9 and 10 above shall not supercede the requirements of a court order or subpoena. If Mr. Bijur receives a subpoena which in any way may require him to act contrary to the prohibitions of Paragraphs 8, 9 and 10 above, he will immediately contact Texaco by telephoning Joseph Moan, Esq. at (914) 253-7206, or his successor as designated by Texaco or a representative of any corporate successor and will immediately forward the subpoena to Mr. Moan by overnight mail to Texaco Inc., 2000 Westchester Avenue, White Plains, New York 10650 or such other address as may be appropriately designated. Mr. Bijur will cooperate fully with Texaco in any lawful effort it may make to quash any such subpoena unless such cooperation would be detrimental to Mr. Bijur in any action in which Mr. Bijur is a defendant.

                   12. Breach of Covenants. Mr. Bijur agrees that a material breach of any of his covenants in this Agreement which causes harm to Texaco shall relieve Texaco of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Texaco, shall entitle it to recover any payments already paid to Mr. Bijur pursuant to Paragraph 1 of this Agreement.

                   13. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of New York without regard to New York's conflict of laws provision. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if any portion of the general release language were ruled to be unenforceable for any reason based upon any action taken by Mr. Bijur or on his behalf, Mr. Bijur shall return to Texaco all payments made to him pursuant to Paragraph 1 of this Agreement.

                   14. No Admission of Wrongdoing. Mr. Bijur agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Texaco of any liability or unlawful conduct of any kind.

                   15. No Obligation to Mitigate. In no event shall Mr. Bijur be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Mr. Bijur under any of the provisions of this Agreement, and, except as

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specifically  provided  in this  Agreement,  such  amounts  shall not be reduced whether or not Mr. Bijur obtains other employment.

                   16. Enforceability. This Agreement shall inure to the benefit of and be enforceable by Mr. Bijur's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. If Mr. Bijur should die while any amount is still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Mr. Bijur's devisee, legatees or other designee or, if there is no such designee, to his or her estate.

                   17. Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both Parties wherein specific reference is made to this Agreement.

                   18. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes and extinguishes any prior agreements, contracts or understandings between the parties. Mr. Bijur acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, all of the terms of the applicable Texaco benefit plans and Texaco Stock Incentive Plans will continue in full force and effect, except that the Compensation Committee agrees neither to vest, impose conditions, nor forfeit any options and/or restricted stock or units under the discretion granted to it by the Stock Incentive Plan and/or Mr. Bijur's Stock Incentive Agreements.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

TEXACO INC.                                                   PETER I. BIJUR

         /s/ Michael G. McQueeney                    /s/ Peter I. Bijur
By:      _____________________________               ________________________
         Michael G. McQueeney,
         Acting General Counsel



         /s/                                         /s/
         _______________________                     ________________________
         Witness                                              Witness


           5/2/01                                       5/1/01
Date: _____________________________        Date: _____________________________


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